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                                                            EXHIBIT 21.1

                         IBS INTERACTIVE, INC.

                          LIST OF SUBSIDIARIES

      The following is a list of all of the subsidiaries of IBS Interactive, Inc. and the jurisdictions of incorporation of such subsidiaries. All of the listed subsidiaries do business under the names presented below:

1.  CCL Telecommunication, Inc.
    Delaware
    (state of incorporation)

2.  IBS Holdings Corp.
    Delaware
    (state of incorporation)

3.  Halo Network Management, LLC
    New Jersey
   (state of formation)